Exhibit 99.1

ASX : BTH

ASX Announcement

2nd October 2024

Bigtincan Receives Non-Binding Business Combination Proposal

Bigtincan Holdings Limited (Bigtincan) has received a non-binding proposal for a business combination (Business Combination Proposal or IVCA Proposal) from NASDAQ-listed Investcorp India Acquisition Corp (”IVCA”) (NASDAQ: IVCA), a publicly-traded special purpose acquisition company1. Under the IVCA Proposal, all of the shares in Bigtincan would be exchanged for shares in a newly formed Cayman Island holding company (Newco) at an implied equity value for 100% of Bigtincan fully diluted shares of US$275m (or approximately A$400m2 or approximately $0.472,3 per share at the current exchange rate). The IVCA Proposal also envisions a partial cash election opportunity at A$0.2352 per Bigtincan share (as an alternative to receiving Newco shares) subject to availability of funds and a scale back mechanism.4

IVCA Proposal Additional Details

Investcorp, a leading global alternative investment firm with approximately US$53bn of total assets under management and the sponsor of IVCA, proposes that it will invest US$12.5m (~A$18.1m2) into Newco upon consummation of the proposed transaction. Newco also aim to secure an additional US$25m (~A$36.2m2) through a combination of debt and equity funding from institutional investors which, if secured, would be used in part to fund the partial cash election opportunity.

The IVCA Proposal is proposed to be implemented via a business combination and scheme of arrangement, and would, if implemented, result in Newco being listed on the NASDAQ and owning Bigtincan and IVCA (and Bigtincan being delisted from the ASX). The Proposed Transaction is conditional on entering into a business combination agreement (which will provide a framework for implementation of the Proposed Transaction under the applicable U.S regulatory regime), a scheme implementation deed (which will provide a framework for implementation of the transaction under the applicable Australian regulatory regime) and a number of ancillary agreements (including a subscription agreement for the PIPE Investments), in each case on customary terms for a transaction of this kind. The proposed transaction would, if implemented, result in Bigtincan shareholders owning up to 75% of Newco ordinary shares immediately following implementation of the transaction, subject to cash elections available to and made by Bigtincan shareholders and subject to redemptions made by the current investors in IVCA.

If implemented, the proposal targets completion by March 2025, after which Bigtincan would be listed on the NASDAQ and delisted from the ASX.

[1]

IVCA is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

[2]

Assumes an AUD/USD exchange rate of 0.69. This implied equity value for Bigtincan is based on a value of US$10.00 per IVCA common share (which is the price at which Investcorp will invest US$12.5 million into Newco).

[3]	Assumes 851.5m total shares.
[4]	There is no certainty that this cash election opportunity will be available.

© 2024, Bigtincan Holdings Limited |  ABN 98 154 944 797 | 09 - 122, 64 York Street, Sydney, NSW, 2000, Australia        1

Board process and next steps

The Board is continuing to evaluate the non-binding proposal from Vector Capital Management, L.P. announced to the ASX on 17 September 2024 (Vector Proposal) and will now do so against the IVCA Proposal and determine which, if any, is in the best interests of shareholders to further progress.

Bigtincan’s shareholders do not need to take any action in respect of the IVCA Proposal or the Vector Proposal at this time. There is no certainty any transaction will eventuate from either proposal.

Bigtincan remains committed to executing its strategic plan and maximizing shareholder value.

Authorised by: Board of Directors of Bigtincan Holdings Limited

ABOVE INFHORMATION

The above information is not and is not intended to constitute financial advice, or an offer or an invitation, solicitation or recommendation to acquire or sell Bigtincan Holdings Limited shares or other financial products in any jurisdiction and is not a disclosure document or other offering document under Australian law or any other law. Actual results, performance or achievements of the Company could be materially different from those expressed in, or implied by, any forward-looking statements contained herein. This advice is for information purposes only.

Bigtincan Holdings Limited does not warrant or represent that the above information is free from errors, omissions or misrepresentations or is suitable for your intended use. The above information has been prepared without taking account of any person’s investment objectives, financial situation or particular needs and nothing contained in the above information constitutes investment, legal, tax or other advice. The above information may not be suitable for your specific needs and should not be relied upon by you in substitution of you obtaining independent advice. Subject to any terms implied by law and which cannot be excluded, Bigtincan Holdings Limited accepts no responsibility for any loss, damage, cost or expense (whether direct or indirect) incurred by you as a result of any error, omission or misrepresentation in the above information.

© 2024, Bigtincan Holdings Limited |  ABN 98 154 944 797 | 09 - 122, 64 York Street, Sydney, NSW, 2000, Australia        2